FORM 3
                    UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION          _____________________
                WASHINGTON, D.C.  20549             |    OMB APPROVAL     |
                                                    |---------------------|
                 INITIAL STATEMENT OF               |OMB NUMBER: 3235-0104|
          BENEFICIAL OWNERSHIP OF SECURITIES        |EXPIRES:             |
                                                    |   JANUARY 31, 2005  |
      Filed pursuant to Section 16(a) of the        |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,            |BURDEN HOURS         |
       Section 17(a) of the Public Utility          |PER RESPONSE..... 0.5|
         Holding Company Act of 1935                |_____________________|
      or Section 30(h) of the Investment
             Company Act of 1940

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1.  Name and Address of Reporting Person*

        Berney                        Philip                          E.
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       (Last)                         (First)                       (Middle)

         c/o Kelso and Company, 320 Park Avenue, 24th Floor
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                                    (Street)

         New York                        NY                     10022
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       (City)                           (State)                  (Zip)

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2.  Date of Event Requiring Statement (Month/Day/Year)
    January 9, 2003
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3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

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4.  Issuer Name and Ticker or Trading Symbol

        Nortek Holdings, Inc. -- NTK
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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable) [X]
    [X]  Director
    [ ]  10% Owner
    [ ]  Officer (give title below)
    [ ]  Other (specify title below)
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6.  If Amendment, Date of Original (Month/Day/Year)

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7.   Individual or Joint/Group Filing (Check Applicable Line)
      X      Form filed by One Reporting Person
     ---
             Form filed by More than One Reporting Person
    ---
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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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| 1. Title of Security| 2. Amount of   |3. Ownership      |4. Nature of       |
|    (Instr. 4)       |    Securities  |   Form: Direct   |   Indirect        |
|                     |    Beneficially|   (D) or         | Beneficial        |
|                     |    Owned       |   Indirect (I)   | Ownership         |
|                     |    (Instr. 4)  |   (Instr. 5)     | (Instr. 5)        |
|---------------------|----------------|------------------|-------------------|
Series B Preference   |                |                  |                   |
Stock, par value      |  8,130,441.65  |       I          | See footnote 1    |
$1.00 per share       |     Shares     |                  |                   |
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Fn. 1 - Mr. Berney may be deemed to share beneficial ownership of shares of
Series B Preference Stock owned of record by Kelso Investment Associates VI, L.P., Kelso Nortek Investors LLC and KEP VI, LLC, by virtue of his status as a managing member of KEP VI, LLC and Kelso GP VI, LLC (which is the general partner of Kelso Investment Associates VI, L.P. and the managing member of Kelso Nortek Investors, LLC). Mr. Berney shares investment and voting power with respect to the shares of Series B Preference Stock owned by Kelso Investment Associates VI, L.P., Kelso Nortek Investors, LLC and KEP VI, LLC but disclaims beneficial ownership of such shares, except with respect to his pecuniary interest therein.


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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security (Instr. 4)


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2. Date Exercisable and Expiration Date (Month/Day/Year)

        -------------------                         ------------------
         Date Exercisable                            Expiration Date
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3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)


   ----------------------------------         ------------------------
               Title                          Amount or Number of Shares
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4. Conversion or Exercise Price of Derivative Security


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5. Ownership Form of Derivative Securities: Direct(D) or Indirect(I) (Instr. 5)


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6. Nature of Indirect Beneficial Ownership (Instr. 5)



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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

   EXPLANATION OF RESPONSES:




       /s/ Philip Berney                                  1/13/03
   -----------------------------------              ------------------
   **  SIGNATURE OF REPORTING PERSON                      DATE



    * If the form is filed by more than one reporting person, see Instruction 5(b)(v).

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

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